Exhibit 99.1

Sarepta Investor and Media Contact:

Erin Cox

425.354.5140

ecox@sareptatherapeutics.com

Sarepta Therapeutics Awarded $3.9 Million Contract By U.S. Government to Evaluate Feasibility of an Alternate Route of Administration of its Lead Therapeutic Candidate for Treatment of Marburg Virus

CAMBRIDGE, MA, September 4, 2012 – Sarepta Therapeutics, Inc. (NASDAQ: SRPT), a developer of innovative RNA-based therapeutics, today announced that it has been awarded a new contract for approximately $3.9 million to evaluate the feasibility of an intramuscular route of administration using AVI-7288, the Company’s candidate for treatment of Marburg virus. The contract is with the U.S. Department of Defense’s Joint Project Manager Transformational Medical Technologies (JPM-TMT) program.

“The ability to administer drugs via an intramuscular route represents a major reduction in the logistical burden on the Warfighter, and also provides a highly practical way to treat many people quickly during an emergency,” said Chris Garabedian, President and CEO. “Our ultimate goal is to provide an effective medical countermeasure for Marburg virus where none currently exists.”

The new contract will allow Sarepta to evaluate the tolerability, pharmacokinetics, and efficacy of intramuscular AVI-7288. Under a separate, pre-existing contract with JPM-TMT, Sarepta is developing AVI-7288 as an intravenous formulation.

Sarepta also announced today that the U.S. Department of Defense (DoD) is extending the period of the temporary stop-work order on the Ebola portion of the Company’s pre-existing contract with JPM-TMT for advanced development of therapeutics for both Marburg virus and Ebola virus. By September 30, 2012, the DoD will either: (1) terminate the Ebola portion of the contract; (2) cancel the stop-work order; or (3) again extend the stop-work order period. On August 2, 2012, Sarepta received a temporary stop-work order with respect to its Ebola program due to recently imposed funding constraints at the DoD.

About Marburg Virus

Marburg hemorrhagic fever is a severe and potentially fatal disease in humans first recognized in 1967. It is caused by an RNA virus of the Filoviridae family and is understood to be endemic to Africa. The Marburg virus is classified as a Category A bioterrorism agent by the Centers for Disease Control and Prevention, or CDC, and was determined to pose a material threat to national security and public health by the Secretary of Homeland Security in 2006. Onset of the disease is often sudden, and the symptoms include fever, chills, nausea, vomiting, chest pain and diarrhea. Increasingly severe symptoms may also include massive hemorrhaging and multiple organ dysfunctions. There are currently no treatments for Marburg virus infection beyond supportive care.

About Sarepta’s PMOplus® Chemistry

PMOplus® chemistry is an advanced generation of Sarepta’s phosphorodiamidate morpholino oligomer, or PMO, technology pioneered by Sarepta. The PMO platform is designed to provide a stable chemistry backbone with superior drug-like characteristics for Sarepta’s advanced RNA-based therapeutics. PMOplus® chemistry includes specific molecular charges positionally inserted into the PMO’s inherent charge-neutral backbone. PMOplus® has potentially broad therapeutic applications and has thus far shown to be particularly effective in increasing the potency of PMO-based oligomers.

About JPM-TMT

JPM-TMT is a component of the U.S. Department of Defense’s Joint Program Executive Office for Chemical and Biological Defense (JPEO-CBD). JPM-TMT aims to protect the Warfighter from emerging infectious diseases, genetically altered, and unknown biological threats. Through strategic investments and partnerships with innovative biotech firms, pharmaceutical corporations, other government agencies, and academic institutions, JPM-TMT facilitates the advanced development and acquisition of adaptable platform technologies, broad-spectrum medical countermeasures, and innovative systems to enhance our nation’s biodefense response capability. For more information, visit www.jpmtmt.mil.

About Sarepta Therapeutics

Sarepta Therapeutics is focused on developing first-in-class RNA-based therapeutics to improve and save the lives of people affected by serious and life-threatening rare and infectious diseases. The Company’s diverse pipeline includes its lead program eteplirsen, for Duchenne muscular dystrophy, as well as potential treatments for some of the world’s most lethal infectious diseases. Sarepta aims to build a leading, independent biotech company dedicated to translating its RNA-based science into transformational therapeutics for patients who face significant unmet medical needs. For more information, please visit us at www.sareptatherapeutics.com.

Forward-Looking Statements and Information

In order to provide Sarepta’s investors with an understanding of its current results and future prospects, this press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-

looking statements. These forward-looking statements include statements about the development of Sarepta’s product candidates, their efficacy, potency and utility in the treatment of rare and infectious diseases, their potential to treat a broad number of human diseases and Sarepta’s studies.

These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control. Known risk factors include, among others: clinical trials may not demonstrate safety and efficacy of any of Sarepta’s drug candidates and/or Sarepta’s antisense-based technology platform; development of AVI-7288 may not result in funding from JPM-TMT in the anticipated amounts or on a timely basis, if at all; and any of Sarepta’s drug candidates may fail in development, may not receive required regulatory approvals, or be delayed to a point where they do not become commercially viable. Any of the foregoing risks could materially and adversely affect Sarepta’s business, results of operations and the trading price of Sarepta’s common stock. For a detailed description of risks and uncertainties Sarepta faces, you are encouraged to review Sarepta’s reports filed with the Securities and Exchange Commission. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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